Exhibit 16.1

March 23, 2021

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Ladies and Gentlemen:

We have read the statements made by Ameritrust Corporation, which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Ameritrust Corporation dated  March 23, 2021. We agree with the statements concerning our firm in such Form 8-K.

/s/ Somerset CPAs, P.C.

Somerset CPAs, P.C.
Indianapolis, IN